PROSPECTUS SUPPLEMENT dated February 20, 2001
(to Prospectus dated January 9, 2001)


                             J.P. Morgan Chase & Co.

                                 Debt Securities
                                 Preferred Stock

                                Depositary Shares
                                    Warrants

This Prospectus Supplement supplements our Prospectus dated January 9, 2001 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

Additional Senior Medium-Term Notes, Series C

We have issued $2,000,000,000             The interest rate bases or formulas
aggregate principal amount of our         applicable to Series C Notes that
Senior Medium-Term Notes, Series C        bear interest at floating rates are
(the "Series C Notes") since the date     indicated in the table below. The
of the Prospectus. In the table below     Series C Notes are not subject to a
we specify the following terms of         sinking fund and are not redeemable
those Series C Notes:                     unless a redemption date is indicated
                                          below. Unless otherwise indicated
o   Issuance Date;                        below, Series C Notes that are
o   Principal amount;                     redeemable are redeemable at 100% of
o   Maturity date;                        their principal amount, plus accrued
o   Interest rate and redemption          and unpaid interest, if any, to the
    Dates, if any.                        redemption date.

                                                              Interest Rate/
Issuance Date        Principal Amount     Maturity Date       Redemption Date
-------------        ----------------     -------------       ---------------

February 1, 2001     $  1,000,000,000     January 30, 2003    LIBOR Telerate
                                                              reset quarterly
                                                              + 0.125%

February 20, 2001    $  1,000,000,000     February 20, 2003   LIBOR Telerate
                                                              reset quarterly
                                                              + 0.11%

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ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities --- Company Subordinated Securities" following the summary terms of the "7.875% Subordinated Notes Due 2010" to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

6.75% Subordinated Notes Due 2011

o   Initial principal amount of series (subject to increase): $1,500,000,000
o   Maturity date: February 1, 2011
o   Interest payment dates: February 1 and August 1
o   Record dates: January 15 and July 15
o   Issuance date: January 30, 2001